UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

CHECK THE APPROPRIATE BOX:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        SUPERCONDUCTIVE COMPONENTS, INC.

                (Name of Registrant as Specified In Its Charter)
                                ----------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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


                        SUPERCONDUCTIVE COMPONENTS, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   TO BE HELD

                                  JUNE 21, 2001

                                       AND

                                 PROXY STATEMENT


================================================================================

                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                        SUPERCONDUCTIVE COMPONENTS, INC.
                             1145 Chesapeake Avenue
                              Columbus, Ohio 43212
                                 (614) 486-0261

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 21, 2001

                                                                  April 30, 2001


To Our Shareholders:

         The Annual Meeting of Shareholders of Superconductive Components, Inc. will be held at the Aspen Inn, 1200 Chambers Road, Columbus, Ohio on Thursday, June 21, 2001, at 3:00 p.m., local time, for the following purposes:

         (1) To elect eight directors of the Company, each to serve for terms expiring at the next Annual Meeting of Shareholders; and

         (2) To transact any other business which may properly come before the meeting or any adjournment thereof.

         You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Company and representatives of its independent certified public accountants will be present to answer your questions and to discuss the Company's business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person and your proxy will not be used.

                                             By Order of the Board of Directors,

                                             Curtis A. Loveland
                                             Secretary

--------------------------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
--------------------------------------------------------------------------------

                        SUPERCONDUCTIVE COMPONENTS, INC.

                             1145 Chesapeake Avenue
                              Columbus, Ohio 43212
                          -----------------------------
                                 PROXY STATEMENT
                          -----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  June 21, 2001
                          -----------------------------


         This Proxy Statement is furnished to the shareholders of Superconductive Components, Inc., an Ohio corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on June 21, 2001, and at any adjournment or postponement thereof (the "Annual Meeting"). The enclosed proxy is being solicited by the Company's Board of Directors. This Proxy Statement and the enclosed proxy will be first sent or given to the Company's shareholders on approximately April 30, 2001.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, fax, or personal interview.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Company prior to the meeting. If no directions are made to the contrary, the proxy will be voted FOR the nominees for director named herein. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

         Holders of record of our common stock, at the close of business on April 24, 2001, will be entitled to vote at the Annual Meeting. At that time, we had 1,802,793 shares of our common stock outstanding and entitled to vote. Each share of our common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

         The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which include the election of directors.

         The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of our common stock at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority For Each Nominee" and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the shareholders for approval or ratification at the Annual Meeting requires the affirmative vote of the holders of a majority of our common stock present and entitled to vote on the matter. For purposes of determining the number of shares of our common stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

                              ELECTION OF DIRECTORS

         The Company's Restated Code of Regulations provides that the number of directors shall be fixed by the Board. The total number of authorized directors currently is fixed at eight. The nominees for directors, if elected, will serve for one-year terms expiring at the next Annual Meeting of Shareholders.

         Robert J. Baker, Edward R. Funk, James R. Gaines, Jr., Lloyd E. Hackman, Curtis A. Loveland, Robert H. Peitz, Charles E. Washbush and Edward W. Ungar currently serve as directors of the Company and are being nominated by the Board of Directors for re-election as directors.

         It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Baker, Funk, Gaines, Hackman, Loveland, Peitz, Washbush and Ungar as directors. In the event that any nominee for director should become unavailable, the number of directors of the Company may be decreased pursuant to the Restated Code of Regulations or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

         The Board of Directors recommends that the shareholders vote FOR the election of the nominees for director.

         The following table sets forth for each nominee for director of the Company, such person's name, age, and his position with the Company:


                      Name                 Age           Position
                      ----                 ---           --------

                Robert J. Baker             60            Director

                Edward R. Funk              75            President, Chief Executive Officer, Treasurer
                                                            and Director

                James R. Gaines, Jr.        44            Vice President and General Manager --
                                                             SCI Division and Director

                Lloyd E. Hackman            70            Director

                Curtis A. Loveland          54            Secretary and Director

                Robert H. Peitz             40            Director

                Edward W. Ungar             65            Director

                Charles E. Washbush         71            Director


         Robert J. Baker, Ph.D., has served as a Director of the Company since 1992. Dr. Baker is the founder of Venture Resources International and the co-founder of Business Owners Consulting Group, which assist companies in the development of growth strategies, including marketing position and competitive strategies. Dr. Baker is currently a visiting member of the Capital University faculty serving the MBA program.

         Edward R. Funk, Sc.D., is a founder of the Company and has served as President, Chief Executive Officer, Treasurer, and a Director of the Company since its inception in 1987. Dr. Funk was the founder and was Chairman of the Board of Cross Medical Products, Inc. ("Cross"), a Columbus, Ohio publicly held company which manufactured electromechanical orthopedic devices and related medical products. Dr. Funk resigned as Chairman in May 1998, at which time Cross merged with Interpore International to form Interpore/Cross International. In 1970, Dr. Funk also founded Funk Metallurgical Corporation, a Columbus, Ohio corporation, and served as that company's President from its inception until June 1986 and as Chairman of the Board from its inception until the business was sold in September 1988. Dr. Funk also was a founder of Astro Metallurgical Corp. of Wooster, Ohio. Dr. Funk is the husband of Ingeborg V. Funk, a Vice President of the Company.

         James R. Gaines, Jr. has served in various capacities with the Company since 1987 and now serves as Vice President and General Manager of the SCI Division of the Company. Mr. Gaines became a Director of the Company in June 1997. Prior to joining the Company, Mr. Gaines was in management at several small companies in cryogenics and other related fields for over ten years.

         Lloyd E. Hackman has been a Director of the Company since 1993. Mr. Hackman is the former President and Chairman of Ribbon Technology, Inc., a company he founded. Ribbon Technology, Inc. produces wire products directly from molten metal for use in concrete reinforcement.

         Curtis A. Loveland has served as Secretary and as a Director of the Company since 1987. Mr. Loveland has been a practicing attorney since 1973 and has been a partner in the law firm of Porter, Wright, Morris and Arthur LLP since 1979. Mr. Loveland's practice is concentrated in the areas of corporate law and finance. Mr. Loveland also serves on the Board of Directors of several other central Ohio companies, including Applied Innovation Inc. and Rocky Shoes & Boots, Inc. The law firm of Porter, Wright, Morris & Arthur LLP serves as legal counsel for the Company.

         Robert H. Peitz became a Director of the Company in June 1997 and is Managing Director and Head of Financial Markets for BHF-Capital Corporation in New York. Mr. Peitz is on the Board of BHF Structured Finance and BHF Realty. Previously, Mr. Peitz held positions as Chief Dealer and Vice President in charge of Interest Rate Risk Management. Mr. Peitz has been with BHF since 1988. Prior to joining BHF, Mr. Peitz was in the Management Training program at Morgan Stanley in 1987 and 1988.

         Edward W. Ungar has been a Director of the Company since 1990. Mr. Ungar is the President and founder of Taratec Corporation, a technological consulting firm in Columbus, Ohio. Prior to forming Taratec Corporation in 1986, Mr. Ungar was an executive with Battelle Memorial Institute.

         Charles E. Washbush has been a director of the Company since 1994 and is a founding partner, owner, and board member of Corporate Finance Associates Worldwide ("CFAW"), the successor company to Corporate Finance Associates, and President of Corporate Finance Associates of Columbus, Inc. CFAW is an investment banking firm, founded in 1956, with 40 offices in the United States and Canada and 10 affiliate offices in Europe.


       INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS,
                           AND PRINCIPAL SHAREHOLDERS

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company had a total of three meetings during the fiscal year ended December 31, 2000 ("fiscal 2000"). During fiscal 2000, except for Messrs. Hackman, Loveland and Peitz, each of the directors, attended 75% or more of the total number of meetings of the Board of Directors. Directors who are employed by the Company receive no compensation for serving as directors. Non-employee directors receive the following annual compensation: (i) stock options with an exercise price equal to the fair market value of our common stock on the date of grant and a ten year term issued under the 1995 Stock Option Plan; and (ii) reimbursement of reasonable out-of-pocket expenses.

         On January 15, 2001, the Company formed a Compensation Committee, Audit Committee, and Finance Committee. The Company did not have any of these committees in fiscal year 2000. The Compensation Committee has the authority to
(i) administer the Company's 1995 Stock Option Plan, including the selection of optionees and the timing of option grants, (ii) review and monitor key associate compensation policies and administer the Company's management compensation plans and (iii) monitor the performance of the Company's executive officers and develop succession and career planning related thereto. Currently, Messrs. Baker (Chairman), Washbush and Ungar serve on the Compensation Committee.

         The Audit Committee recommends the annual appointment of the Company's independent public accountants with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Currently, Messrs. Loveland (Chairman), Peitz and Hackman serve on the Audit Committee.

         The Finance Committee directs and assists the Company in identifying and reviewing additional funding opportunities. Currently, Dr. Funk (Chairman) and Messrs. Ungar and Baker serve on the Finance Committee.

EXECUTIVE OFFICERS

         In addition to Dr. Funk and Mr. Gaines, the following persons are our executive officers:

         Ingeborg V. Funk, age 77, is a founder of the Company and has served as Vice President of the Company since its inception in 1987. Mrs. Funk was also a Director of the Company from its inception until December 1, 1993. In addition, Mrs. Funk co-founded Cross. Mrs. Funk also co-founded Funk Metallurgical Corporation, and served as that company's Vice President from its inception until June 1986, and thereafter as its President until the business was sold in September 1988.

         Donald D. Raifsnider, age 53, has been with the Company since 1997, and serves as Vice President and General Manager of the TMI Division of the Company. Prior to joining the Company, Mr. Raifsnider's career encompassed Production and Material Management with Anchor Swan Corporation, along with Sales and Marketing management at Mirro Corporation and his own manufacturers representative organization.

         Suvankar Sengupta, Ph.D., age 36, has served as Chief Scientist of the Company since April, 1994. Prior to joining the Company, Dr. Sengupta was a Guest Graduate Student at the Argonne National Laboratory (1991-1994) and served as a Research Assistant at the Center of Materials Science and Engineering at the University of Notre Dame (1991-1994). Dr. Sengupta is the holder of three patents in the field of high temperature superconductor technology.

         Officers are elected annually by the Board of Directors and serve at its discretion.

FAMILY RELATIONSHIPS

         Dr. Funk, who is President, Chief Executive Officer, Treasurer and a Director of the Company, and Mrs. Funk, who is Vice President of the Company, are husband and wife. Mr. Peitz, who is a Director of the Company, is the son of Mrs. Funk and the stepson of Dr. Funk. There are no other family relationships among the directors and executive officers of the Company.

 OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth, as of April 24, 2001, the beneficial ownership of our common stock by each of our directors and the Named Executive Officers, and by all directors and executive officers as a group.


                                                               NUMBER OF SHARES            PERCENTAGE OF
                  NAME OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED(2)            CLASS(3)
         ----------------------------------------------     ------------------------    ---------------------

         Edward R. Funk(4)                                            858,990                   42.0%
         Ingeborg V. Funk(4)                                          858,990                   42.0%
         Curtis A. Loveland(5)                                        206,864                   11.5%
         Lloyd E. Hackman(6)                                           60,507                    3.4%
         James R. Gaines, Jr.(7)                                       39,132                    2.1%
         Suvankar Sengupta(8)                                          30,520                    1.7%
         Edward W. Ungar(9)                                            28,310                    1.6%
         Donald D. Raifsnider(10)                                      21,500                    1.2%
         Robert J. Baker(11)                                            5,350                     *
         Charles E. Washbush(12)                                        4,750                     *
         Robert H. Peitz(13)                                            2,000                     *

         All directors and executive officers as                    1,257,923                   59.4%
         a group (11 persons) (14)

-----------------------------

(1) The address of Edward R. Funk, Ingeborg V. Funk, James R. Gaines, Jr., Suvankar Sengupta and Donald D. Raifsnider is c/o Superconductive Components, Inc., 1145 Chesapeake Avenue, Columbus, Ohio 43212. The address of Curtis A. Loveland is c/o Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. The address of Lloyd
         E. Hackman is 15508 Fiddlesticks Blvd., S.E., Ft. Myers, Florida 33912. The address of Edward W. Ungar is c/o Taratec Corporation, 1251 Dublin Road, Columbus, Ohio 43215. The address of Robert J. Baker is c/o Venture Resources International Inc., P.O. Box 307343, Gahanna, Ohio 43230-7343. The address of Charles E. Washbush is 1233 Langston Dr., Columbus, Ohio 43220. The address of Robert H. Peitz is c/o BHF Capital 590 Madison Avenue, New York, New York 10022-254.

(2) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of April 24, 2001. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(3) "Percentage of Class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on April 24, 2001, plus the number of shares such person has the right to acquire within 60 days of April 24, 2001. An "*" indicates less than 1%.

(4) The number reported above includes 237,915 and 249,545 common shares held of record by Dr. Funk and Mrs. Funk, respectively, 31,926 common shares held of record by Dr. and Mrs. Funk as tenants in common; options, warrants and convertible Series A preferred stock for 242,000 common shares, which can be acquired by Dr. Funk and Mrs. Funk, respectively, under stock options, warrants and convertible Series A preferred stock exercisable within 60 days of April 24, 2001. This number also includes 97,604 common shares which are owned by Funk Metallurgical Corporation, a corporation wholly owned by Dr. and Mrs. Funk.

(5) Includes options to exercise 1,000 common shares of the Company and 200 shares held by Mr. Loveland in a Keough account. Also includes 205,664 shares which Mr. Loveland holds as trustee of generation-skipping irrevocable trusts established by Dr. and Mrs. Funk.

(6) Includes 3,500 common shares which can be acquired by Mr. Hackman under stock options exercisable within 60 days of April 24, 2001, and 57,007 shares owned by Mr. Hackman directly.

(7) Includes 26,900 common shares which can be acquired by Mr. Gaines under stock options exercisable within 60 days of April 24, 2001.

(8) Includes 20,520 common shares which can be acquired by Dr. Sengupta under stock options exercisable within 60 days of April 24, 2001.

(9) Includes 23,260 common shares, owned by Taratec Corporation, a company controlled by Mr. Ungar, 3,500 common shares, which can be acquired by Mr. Ungar under stock options exercisable within 60 days of April 24, 2001, and 1,550 shares owned by Mr. Ungar directly.

(10) Includes 12,000 common shares which can be acquired by Mr. Raifsnider under stock options exercisable within 60 days of April 24, 2001.

(11) Includes 2,000 common shares which can be acquired by Mr. Baker under stock options exercisable within 60 days of April 24, 2001.

(12) Includes 1,000 common shares which can be acquired by Mr. Washbush under stock options exercisable within 60 days of April 24, 2001.

(13) Includes 2,000 common shares which can be acquired by Mr. Peitz under stock options exercisable within 60 days of April 24, 2001.

(14) Includes 314,420 vested options, warrants, subordinated debt, and Series A preferred stock which are exercisable within 60 days of April 24, 2001, for all directors and executive officers listed.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of April 24, 2001, (except as noted below), relating to the beneficial ownership of common stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company.


                                                               NUMBER OF SHARES            PERCENTAGE OF
                  NAME OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED(2)            CLASS(3)
         ----------------------------------------------     ------------------------    ---------------------

         Edward R. Funk(4)                                            858,990                   42.0%
         Ingeborg V. Funk(4)                                          858,990                   42.0%
         Curtis A. Loveland(5)                                        206,864                   11.5%
         Windcom Investments SA(6)                                    170,000                    9.1%
         Claudio Zampa(7)                                             170,000                    9.1%
         Diego Ratti(8)                                               122,300                    6.8%


---------------------

(1) The address of Edward R. Funk and Ingeborg V. Funk is c/o Superconductive Components, Inc., 1145 Chesapeake Avenue, Columbus, Ohio 43212. The address of Curtis A. Loveland is c/o Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215. The address of Windcom Investments SA is Corso Elvezia 25, 6900 Lugan, CH. The address of Diego Ratti is Via Antonietti 7, 6900 Paradiso, Switzerland. The address of Claudio Zampa is Via Strada Regina N.3, 6900 Lugano.

(2) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of April 24, 2001. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(3) "Percentage of Class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on April 24, 2001, plus the number of shares such person has the right to acquire within 60 days of April 24, 2001.

(4) The number reported above includes 237,915 and 249,545 common shares held of record by Dr. Funk and Mrs. Funk, respectively, 31,926 common shares held of record by Dr. and Mrs. Funk as tenants in common; options, warrants and convertible Series A preferred stock for 242,000 common shares, which can be acquired by Dr. Funk and Mrs. Funk, respectively, under stock options, warrants and convertible Series A preferred stock exercisable within 60 days of April 24, 2001. This number also includes 97,604 common shares which are owned by Funk Metallurgical Corporation, a corporation wholly owned by Dr. and Mrs. Funk.

(5) Includes options to exercise 1,000 common shares of the Company and 200 shares held by Mr. Loveland in a Keough account. Also includes 205,664 shares which Mr. Loveland holds as trustee of generation-skipping irrevocable trusts established by Dr. and Mrs. Funk.

(6) Based on the Schedule 13G of Windcom Investments SA filed with the Securities and Exchange Commission on February 14, 2001. Includes 70,000 common shares which can be acquired by Windcom Investments SA under warrants exercisable at any time prior to October 10, 2001. Dr. Karl Kohlbrenner, CEO of Windcom Investments SA, has voting and dispositive power over the shares on behalf of the company.

(7) Includes 70,000 common shares which can be acquired by Mangart Global Fund Limited under warrants exercisable at any time prior to the first anniversary of the date the warrants were granted. Mr. Zampa is the majority shareholder and a director of Mangart Global Fund Limited and has voting and dispositive power over the warrants.

(8) Based on the Schedule 13G of Mr. Diego Ratti filed with the Securities and Exchange Commission on February 14, 2001.

EXECUTIVE COMPENSATION

         The following summary compensation table sets forth information concerning the annual and long-term compensation earned by our chief executive officer and each of our other most highly compensated executive officers (the "Named Executive Officers").


                                              SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                  --------------------------  -----------------------------
                                                                                          AWARDS
                                                                                ----------------------------

                                                                                  RESTRICTED    SECURITIES
                                                                                    STOCK      UNDERLYING      ALL OTHER
                                                        SALARY         BONUS       AWARD        OPTIONS     COMPENSATION
 NAME AND PRINCIPAL POSITION              YEAR           ($)           ($)            ($)           (#)            ($)
----------------------------------   -------------  -------------  -----------   ------------  ------------  ---------------

Edward R. Funk                           2000          $36,539             --           --          20,000             --
President and Chief Executive            1999           $5,538             --           --          10,000             --
Officer                                  1998               --             --           --              --             --


James R. Gaines, Jr.
Vice President and General               2000          $71,154             --           --          20,000             --
Manager of the SCI Division              1999          $75,385             --           --          15,000             --
                                         1998          $76,716             --           --              --             --


Donald D. Raifsnider                     2000          $70,385             --           --          20,000             --
Vice President and General               1999          $56,000             --           --          15,000             --
Manager of the TMI Division              1998          $54,738             --           --              --             --


Suvankar Sengupta
Chief Scientist                          2000          $71,154             --           --          20,000             --
                                         1999          $70,000             --           --          15,000             --
                                         1998          $74,985             --           --              --             --


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning the grant of stock options to the Named Executive Officers for the fiscal year ended December 31, 2000. The Company did not grant any stock appreciation rights for the fiscal year 2000.

                                           NUMBER OF
                                          SECURITIES     % OF TOTAL OPTIONS
                                          UNDERLYING         GRANTED TO
                                        OPTIONS GRANTED      EMPLOYEES IN      EXERCISE PRICE
                     NAME                     (#)          FISCAL YEAR(2)       ($/SHARE)     EXPIRATION DATE
         ------------------------------------------------------------------------------------------------------

         Edward R. Funk                       15,000               7.9%           $ 2.125           1/1/10
                                               5,000               2.6%           $  3.00         10/23/10

         James R. Gaines, Jr.                 15,000               7.9%           $ 2.125           1/1/10
                                               5,000               2.6%           $  3.00         10/23/10

         Donald D. Raifsnider                 15,000               7.9%           $ 2.125           1/1/10
                                               5,000               2.6%           $  3.00         10/23/10

         Suvankar Sengupta                    15,000               7.9%           $ 2.125           1/1/10
                                               5,000               2.6%           $  3.00         10/23/10

----------------------

(1) This table covers the period from January 1, 2000, to December 31, 2000.

(2) Percentage is based upon 189,700 options granted to employees in fiscal year 2000.


                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2000
                      AND FISCAL YEAR-END OPTION/SAR VALUES

         The following table provides certain information regarding the number and value of stock options held by our Named Executive Officers at December 31, 2000.


                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                                        OPTIONS AT FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(2)
                                                       -----------------------------  ------------------------------
                               SHARES
                              ACQUIRED
                                 ON         VALUE
                              EXERCISE    REALIZED
           NAME                  (#)        ($)(1)     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------  ----------  -----------  ------------   --------------  -------------  ---------------
Edward R. Funk                   --          --          10,000           23,000            --               --

James R. Gaines, Jr.             --          --          26,900           33,600            --               --

Donald D. Raifsnider             --          --          12,000           32,000            --               --

Suvankar Sengupta                --          --          20,520           30,480            --               --


--------------------
(1) If shares were acquired on exercise, the value realized would be calculated based on the number of shares exercised multiplied by the excess of the fair market value of a share of the Company's common stock on the date of exercise over the exercise price of the stock option.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end ($1.20 at December 29, 2000, the day closest to December 31, 2000, on which trading of the Company's common stock occurred). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

COMPENSATION OF DIRECTORS

         The Company has no standard arrangement for the compensation of members of its Board of Directors. During fiscal year 2000, however, Messrs. Baker, Hackman, Loveland, Peitz, Washbush and Ungar received the following stock options for services performed as a director of the Company:

      o a non-statutory option to purchase 1,000 shares of common stock of the Company at an exercise price of $2.125 per share, granted on January 1, 2000; and

      o a non-statutory option to purchase 5,000 shares of common stock of the Company at an exercise price of $3.00 per share, granted on October 23, 2000.

These options become fully vested and exercisable one year from the grant date, and expire on the tenth anniversary of the grant date.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RIBBON TECHNOLOGY, INC.

         On July 20, 1993, the Company entered into an agreement with Ribbon Technology Corporation, an Ohio corporation ("Ribtec") to sell to Ribtec 50,000 common shares for $300,000 ($6.00 per share) and a convertible subordinated debenture for $200,000 (the "Debenture"). Lloyd E. Hackman, a Director of the Company, is the President and majority shareholder of Ribtec. In June 1995, the Company issued 119,003 unregistered common shares to Ribtec in exchange for the cancellation of the Debenture. Ribtec obtained piggyback registration rights in the event of the registration and sale of the Company's common shares under the Securities Act of 1933, as amended, on a form permitting registration of primary or secondary offerings, for the common shares received pursuant to the Debenture.

DIAMOND FIBER COMPOSITES, INC.

         The Company has trade and other receivables from Diamond Fiber Composites, Inc. ("DFC"), a company jointly owned by Dr. Funk and Peter Williams, who is not affiliated with the Company. DFC rents space from the Company and also uses utilities for which DFC is billed monthly. SCI has also supplied tools to DFC in the past. The Company has trade and other receivables due from DFC totaling $62,030 at December 31, 2000, which the Company has written off. The receivables relate to the sale of inventory, rent for warehouse space and reimbursement of expenses.

         Although the Company has not undertaken formal collection action against DFC to recover the outstanding receivables, it is working closely with DFC's management towards recouping these amounts. In January 1999, the Company's Board of Directors considered but rejected a possible stock purchase of DFC, and also considered but rejected bankruptcy action because such action was unlikely to result in the recovery of the amounts owed. The Board instead opted for a work out of the receivables. The Company anticipates that DFC will be able to make payments on the outstanding receivables in 2001 due to an increase in DFC's sales in the year 2000 and higher sales projections for the year 2001 (as compared to 2000), which increases have resulted from additional DFC customers.

ISSUANCE OF SUBORDINATED NOTES AND WARRANTS TO SHAREHOLDERS

         Through December 31, 1999, Dr. Funk had advanced the Company $256,125 and Mrs. Funk had advanced the Company $161,000. Effective December 31, 1999, the Company documented these loans through the issuance of Subordinated Promissory Notes to Dr. and Mrs. Funk in the amounts of $256,125 and $161,000 respectively. These notes bear interest at an annual rate of 10% and interest is payable monthly. The notes mature on December 31, 2009, and are convertible into common stock of the Company at $2.50 per share. In conjunction with a sale of common stock and warrants to purchase common stock by the Company on October 10, 2000, Dr. and Mrs. Funk converted their Subordinated Promissory Notes to 202,613 shares of common stock of the Company at the $2.50 per share conversion rate.

         On January 7, 2000, the Company issued common stock purchase warrants at $2.50 per share for 150,000 shares of common stock related to the subordinated notes payable to Dr. and Mrs. Funk. The warrants are 100% vested and expire ten years from the date of grant.

NOTES PAYABLE

         The Company had a note payable to a bank in the amount of $95,025 at December 31, 1999, due June 30, 2000. On February 28, 2000, Dr. Funk paid the bank note payable totaling $89,408 in full. The Company increased the amount of Dr. Funk's subordinated note payable as reimbursement for payment on the bank note payable.

         Effective December 31, 2000, the Company converted accounts payable and accrued interest payable to Dr. and Mrs. Funk totaling $132,270 to a note payable to shareholders. The note provides for monthly payments of principal and interest of $2,000 per month for the period of February 1, 2001, through December 1, 2002, and thereafter, in monthly installments of $4,000 for principal and interest until the entire outstanding balance is paid in full. The note bears interest at prime, which was 9.5% at December 31, 2000.

LEGAL SERVICES

         Curtis A. Loveland is an officer, director and shareholder of the Company. Mr. Loveland is also a partner with Porter, Wright, Morris & Arthur LLP, the Company's legal counsel.

OTHER

         The Company also has a note receivable from an Mr. Gaines, who is the Vice President and General Manager of the SCI Division of the Company, in the amount of $4,283. The note bears interest at a rate of 4% per annum.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and greater than 10% shareholders to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports, the Company believes that all reporting persons complied with all filing requirements during the fiscal year ended December 31, 2000, except for late Forms 3 for Dr. and Mrs. Funk, and Messrs. Baker, Gaines, Hackman, Loveland, Peitz, Raifsnider, Sengupta, Ungar and Washbush.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          The Company expects that Hausser + Taylor LLP, independent public accountants, will continue as auditors for the Company for the 2001 fiscal year. Hausser + Taylor LLP served as the independent auditors for the Company for the 2000 fiscal year and throughout the periods covered by the Company's financial statements. Representatives of Hausser + Taylor LLP are expected to attend the Annual Meeting of Shareholders in order to respond to questions from shareholders, and they will have the opportunity to make a statement.

          Hausser + Taylor LLP has a continuing relationship with American Express Tax and Business Services, Inc. ("TBS") from which it leases auditing staff who are full time, permanent employees of TBS and through which Hausser + Taylor LLP's partners provide non-audit services. As a result of this arrangement, Hausser + Taylor LLP has no full time employees, and, therefore, none of the audit services performed were provided by permanent full-time employees of Hausser + Taylor LLP. Hausser + Taylor LLP manages and supervises the audit and audit staff and is exclusively responsible for the opinion rendered in connection with its examination.

          Other services, which do not include Financial Information Systems Design and Implementation fees, have been provided by TBS.


  FEES OF THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

AUDIT FEES

         The aggregate fees billed by Hausser + Taylor LLP for professional services for the audit of the Company's 2000 financial statements totaled $38,300.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The aggregate fees billed by Hausser + Taylor LLP for professional services for information and technology services relating to financial information systems design and implementation for the year ended December 31, 2000, were none.

ALL OTHER FEES

         The aggregate fees billed by Hausser + Taylor LLP for services rendered to the Company, other than the services described under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the year ended December 31, 2000, were $74,740. The Audit Committee of the Company's Board of Directors has considered whether the rendering of such non-audit services by Hausser + Taylor LLP is compatible with maintaining the principal accountant's independence.


                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Shareholders. Other proposals may be submitted by the Board of Directors or the shareholders for inclusion in the Proxy Statement for action at the annual meeting. Any proposal submitted by a shareholder for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2002 must be received by the Company (addressed to the attention of the Secretary) on or before December 31, 2001. Any shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2002 annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after March 16, 2002. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of Ohio.

                              SOLICITATION EXPENSES

              The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company may reimburse such persons for their expenses in doing so.

                                  ANNUAL REPORT

         The Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2000, containing financial statements for such year and the signed opinion of Hausser + Taylor LLP, independent auditors, with respect to such financial statements, is being sent to shareholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material, and management does not intend to ask, suggest or solicit any action from the shareholders with respect to such report.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named in the proxy intends to vote in accordance with his judgement on such matters.

                                             By Order of the Board of Directors

                                             Edward R. Funk
                                             President & Chief Executive Officer

                        SUPERCONDUCTIVE COMPONENTS, INC.
                  1145 Chesapeake Avenue, Columbus, Ohio 43212
                  --------------------------------------------
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - June 21, 2001

         The undersigned shareholder of Superconductive Components, Inc. (the "Company") hereby appoints Edward R. Funk and Curtis A. Loveland, or either one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Aspen Inn, 1200 Chambers Road, Columbus, Ohio, on Thursday, June 21, 2001, at 3:00 p.m. local time, and at any adjournment or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:

          1. To elect Robert J. Baker, Edward R. Funk, James R. Gaines, Jr., Lloyd E. Hackman, Curtis A. Loveland, Robert H. Peitz, Charles E. Washbush and Edward W. Ungar as directors of the Company to serve for terms expiring at the next Annual Meeting of Shareholders.

                           |_|  FOR
                           |_|  WITHHOLD AUTHORITY FOR EACH NOMINEE

         INSTRUCTION: TO WITHHOLD AUTHORITY FOR A SPECIFIC NOMINEE, CHECK "FOR" AND WRITE THAT NOMINEE'S NAME HERE:
         -----------------------------------------------------------------------

          2. To transact any other business which may properly come before the annual meeting or any adjournment thereof.

        (Continued and to be signed on other side.)(Continued from other side.)

         The undersigned gives unto said attorneys and proxies, or substitutes, full power and authority to do whatsoever in their opinions may be necessary or proper to be done in the exercise of the power hereby conferred, including the right to vote for any adjournment, hereby ratifying all that said attorneys and proxies, or substitutes, may lawfully do or cause to be done by virtue hereof. Any of the said attorneys and proxies, or substitutes, who shall be present and shall act at the meeting shall have and may exercise all powers of said attorneys and proxies hereunder.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 30, 2001, and the proxy statement of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

         Please sign and date this Proxy below and return in the enclosed envelope.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 Dated:
                                       ----------------------------------, 2001


                                       ----------------------------------------
                                                  (Signature)

                                       ----------------------------------------
                                                 (Signature)

                                       Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.